Exhibit 99.1

J. C. PENNEY COMPANY, INC. REPORTS 2013 FISCAL FIRST QUARTER RESULTS

PLANO, Texas, May 16, 2013 -- J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal first quarter ended May 4, 2013.  For the quarter, jcpenney reported a net loss of $348 million or $1.58 per share.  Excluding restructuring and management transition charges and non-cash primary pension plan expense, adjusted net loss for the quarter was $289 million, or $1.31 per share.  A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements included with this release.

Myron E. (Mike) Ullman, III, chief executive officer of jcpenney said, “Our objective is to put jcpenney back on a path to profitable growth.  To achieve this, over the past five weeks we have taken critical steps to stabilize the business, including improving our balance sheet and ensuring we have our senior leadership in place.  With that accomplished, together our team is focused on developing and executing strategies to enable us to reconnect with our customer and improve traffic and sales, while operating with strong financial discipline.”

Ullman continued, “We are looking forward, not back, and undertaking initiatives to ensure we have a successful future.  We are intensely focused on renewing customer excitement and loyalty through a combination of new attractions and long-beloved brands, with a promotional cadence that customers can appreciate and count on.  There is a good deal of work ahead, but by listening to our customers and providing the shopping experience they want, we are confident we will deliver for them and improve performance for the benefit of our suppliers, associates and shareholders.”

Operating Performance
Total sales in the first quarter were $2.635 billion, a decrease of 16.4 percent from $3.152 billion in the same period last year.  Comparable store sales decreased 16.6 percent for the quarter and were negatively impacted by the ongoing transformation of the home department.

For the quarter, gross margin was 30.8 percent of sales, compared to 37.6 percent in the same period last year.  Gross margin was negatively impacted by lower than expected sales, a higher level of clearance merchandise sales and a return to some promotional activity towards the end of the quarter.  SG&A expenses decreased $82 million compared to last year’s first quarter.  As a percent of sales, SG&A expenses increased 410 basis points to 40.9 percent of sales.  Total non-cash primary pension plan expense was $25 million.  As a percent of sales, total operating expenses were 49.3 percent in the first quarter.

For the first quarter, the Company incurred $72 million in restructuring and management transition charges.  These charges comprised the following:

•	Home office and stores $28 million, or $0.08 per share;
•	Store fixtures $28 million, or $0.08 per share;
•	Management transition $16 million, or $0.04 per share.

Operating cash flow in the first quarter was a use of $752 million compared to a use of $577 million in last year’s first quarter.  Investing cash flow was a use of $196 million, including capital expenditures of $214 million, compared to a use of $116 million in the same quarter last year.  Accrued and unpaid capital expenditures were $335 million at the end of the quarter.

Financial Condition
Cash and cash equivalents at the end of the first quarter of 2013 were $821 million, a decrease of $18 million over the same period last year.  Total debt at the end of the quarter was $3.826 billion including $850 million outstanding on the revolving credit facility, long-term debt of $2.868 billion and capital leases and notes payable of $108 million.  This is approximately $8 million more than previously reported on May 7, 2013.

Additionally, the Company entered into a commitment letter with Goldman Sachs Bank USA for a five-year $1.75 billion senior secured term loan facility expected to close during the second quarter.

2013 Openings
In the first quarter, the Company introduced the Joe Fresh brand with the opening of 681 locations within our stores.  During the second quarter, the Company will open a newly designed and merchandised home department featuring new brand partners such as Michael Graves, Jonathan Adler and Sir Terence Conran, among others.  Additionally, during the year the Company anticipates opening 60 Sephora inside jcpenney stores, including 30 opened during the first quarter, and ending the year with 446.

First Quarter 2013 Earnings Conference Call Details
At 5:00 p.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Myron E. (Mike) Ullman, III, and Chief Financial Officer Ken Hannah.  Management will discuss the Company’s performance during the quarter and take questions from participants.  To access the conference call, please dial (866) 515-2907, or (617) 399-5121 for international callers, and reference 45725723 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com.

Replays of the conference call will be available beginning approximately two hours after the conclusion of the call and up to 90 days after the event, by dialing (888) 286-8010, or (617) 801-6888 for international callers, and referencing 11130394 participant code.

For further information, contact:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Public Relations: (972) 431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity, our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three months ended
	May 4,	April 28,	% Inc.
	2013	2012	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 2,635	$ 3,152	(16.4)%
Cost of goods sold	1,823	1,966	(7.3)%
Gross margin	812	1,186	(31.5)%
Operating expenses/(income):
Selling, general and administrative (SG&A)	1,078	1,160	(7.1)%
Primary pension plan	25	49	(49.0)%
Supplemental pension plans	9	9	0.0%
Total pension	34	58	(41.4)%
Depreciation and amortization	136	125	8.8%
Real estate and other, net	(22)	(7)	100%+
Restructuring and management transition	72	76	(5.3)%
Total operating expenses	1,298	1,412	(8.1)%
Operating income/(loss)	(486)	(226)	100%+
Net interest expense	61	56	8.9%
Income/(loss) before income taxes	(547)	(282)	94.0%
Income tax expense/(benefit)	(199)	(119)	67.2%
Net income/(loss)	$ (348)	$ (163)	100%+

Earnings/(loss) per share - basic and diluted	$ (1.58)	$ (0.75)	100%+

FINANCIAL DATA:
Comparable store sales increase/(decrease)	(16.6)%	(18.9)%

Ratios as a percentage of sales:
Gross margin	30.8%	37.6%
SG&A expenses	40.9%	36.8%
Total operating expenses	49.3%	44.8%
Operating income/(loss)	(18.5)%	(7.2)%
Effective income tax rate	36.4%	42.2%

COMMON SHARES DATA:
Outstanding shares at end of period	219.9	218.4
Weighted average shares outstanding (basic and diluted)	219.9	218.3

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)
	May 4,	April 28,
	2013	2012
SUMMARY BALANCE SHEETS:
Current assets
Cash in banks and in transit	$ 163	$ 184
Cash short-term investments	658	655
Cash and cash equivalents	821	839
Merchandise inventory	2,798	3,084
Income tax receivable	1	386
Deferred income taxes	113	156
Prepaid expenses and other	199	217
Total current assets	3,932	4,682
Property and equipment, net	5,690	5,126
Prepaid pension	7	-
Other assets	743	1,231
Total assets	$ 10,372	$ 11,039

Liabilities and stockholders' equity
Current liabilities
Merchandise accounts payable	$ 1,248	$ 984
Other accounts payable and accrued expenses	1,524	1,222
Short-term borrowings	850	-
Current portion of capital leases and note payable	26	1
Current maturities of long-term debt	-	230
Total current liabilities	3,648	2,437
Long-term capital leases and note payable	82	3
Long-term debt	2,868	2,868
Deferred taxes	250	924
Other liabilities	658	871
Total liabilities	7,506	7,103
Stockholders' equity	2,866	3,936
Total liabilities and stockholders' equity	$ 10,372	$ 11,039

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three months ended
	May 4,	April 28,
	2013	2012
STATEMENTS OF CASH FLOWS:
Cash flows from operating activities:
Net income/(loss)	$ (348)	$ (163)
Adjustments to reconcile net income/(loss) to net cash
provided by/(used in) operating activities:
Restructuring and management transition	37	12
Asset impairments and other charges	2	1
Net gain on sale of operating assets	(16)	-
Depreciation and amortization	136	125
Benefit plans	17	38
Stock-based compensation	5	12
Excess tax benefits from stock-based compensation	-	(11)
Deferred taxes	(164)	21
Change in cash from:
Inventory	(457)	(168)
Prepaid expenses and other assets	50	7
Merchandise accounts payable	85	(38)
Current income taxes	55	(144)
Accrued expenses and other	(154)	(269)
Net cash provided by/(used in) operating activities	(752)	(577)
Cash flows from investing activities:
Capital expenditures	(214)	(107)
Acquisition	-	(9)
Proceeds from sale of operating assets	18	-
Net cash provided by/(used in) investing activities	(196)	(116)
Cash flows from financing activities:
Proceeds from short-term borrowings	850	-
Payment of capital leases and note payable	(5)	-
Financing costs	(8)	(2)
Proceeds from stock options exercised	5	68
Other changes in stockholders' equity	(3)	2
Dividends paid	-	(43)
Net cash provided by/(used in) financing activities	839	25
Net increase/(decrease) in cash and cash equivalents	(109)	(668)
Cash and cash equivalents at beginning of period	930	1,507
Cash and cash equivalents at end of period	$ 821	$ 839

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We define (1) adjusted operating income/(loss) as operating income/(loss) excluding the impact of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges and the non-cash impact of the primary pension plan expense and (2) adjusted net income/(loss) and adjusted earnings/(loss) per share - diluted as net income/(loss) and earnings/(loss) per share - diluted, respectively, excluding the after-tax impacts of markdowns related to the alignment of inventory with our 2012 strategy, restructuring and management transition charges and the non-cash impact of the primary pension plan expense.  We believe that the presentation of these non-GAAP financial measures is useful in order to better understand our financial performance as well as facilitate the comparison of our results to the results of our peer companies.  It is important to view each of these non-GAAP financial measures in addition to, rather that as a substitute for, the GAAP measures of operating income/(loss), net income/(loss) and earnings/(loss) per share - diluted, respectively.

ADJUSTED OPERATING INCOME/(LOSS), NON-GAAP FINANCIAL MEASURE
The following table reconciles operating income/(loss), the most directly comparable GAAP measure, to adjusted operating income/(loss), a non-GAAP financial measure:

		Three months ended
		May 4,	April 28,
		2013	2012
Operating income/(loss)		$ (486)	$ (226)
	As a percent of sales	(18.5)%	(7.2)%
Add:	Markdowns - inventory strategy alignment	-	53
	Restructuring and management transition
	charges	72	76
	Primary pension plan expense	25	49
Adjusted operating income/(loss) (non-GAAP)		$ (389)	$ (48)
	As a percent of sales	(14.8)%	(1.5)%

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE -
	DILUTED, NON-GAAP FINANCIAL MEASURES

The following table reconciles net income/(loss) and earnings/(loss) per share - diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share - diluted, non-GAAP financial measures:

		Three months ended
		May 4,	April 28,
		2013	2012
Net income/(loss)		$ (348)	$ (163)
Earnings/(loss) per share - diluted		$ (1.58)	$ (0.75)

Add:	Markdowns - inventory strategy alignment, net
	of tax of $- and $21	-	32
	Restructuring and management transition
	charges, net of tax of $28 and $30	44	46
	Primary pension plan expense, net of tax of $10
	and $19	15	30

Adjusted net income/loss (non-GAAP)		$ (289)	$ (55)

Adjusted earnings/(loss) per share - diluted (non-GAAP)		$ (1.31)	$ (0.25)

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures and dividends paid, plus the proceeds from the sale of operating assets.  Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE
The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

		Three months ended
		May 4,	April 28,
		2013	2012
Net cash provided by/(used in) operating activities		$ (752)	$ (577)

Add:	Proceeds from sale of operating assets	18	-

Less:	Capital expenditures	(214)	(107)
	Dividends paid	-	(43)
Free cash flow (non-GAAP)		$ (948)	$ (727)